Exhibit 99.1
Contacts:
Richard Szymanski
Chief Financial Officer
Morgans Hotel Group
212.277.4188
Jennifer Foley
Director of Public Relations
Morgans Hotel Group
212.277.4166
MORGANS HOTEL GROUP ANNOUNCES A SERIES OF LOAN EXTENSIONS FOR MONDRIAN IN SOUTH BEACH
Marcel Wanders’ re-imagination of Mondrian to open December 1st
NEW YORK, NY — November 25, 2008 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans”) today announced a series of extensions of the third-party financing totaling $112 million for Mondrian in South Beach, an unconsolidated joint venture owned 50% by Morgans. Under the amended agreement, the initial maturity date of August 1, 2009 can be extended to July 29th, 2013, subject to certain conditions.
Chief Investment Officer of Morgans Hotel Group, Marc Gordon said, “We are very proud of the confidence exhibited in us and this project by the lenders to provide us with a series of extensions, particularly in this market. We look forward to opening the new Mondrian in South Beach this Monday, December 1st and expect our guests, residents and other visitors to enjoy this spectacular new offering from Morgans.”
The extension options are subject to certain conditions including repayment of $17.5 million by August 1, 2009, debt service coverage ratios for the extensions for the third and fourth years and a loan to value test for the fourth extension. Morgans and its partners have each funded 50% of a new mezzanine loan for $22.5 million for development of the new Mondrian.
An extension of the $10 million Gale loan was announced separately on November 5th. Morgans has no significant consolidated maturities until 2010 and has the option to extend the $370 million of mortgages outstanding on the Hudson and Mondrian in LA to October 2011 from October 2010 subject to certain conditions. Morgans remaining consolidated debt consists of its convertible notes due in 2014 and its trust preferred notes due in 2036. Finally, Morgans is evaluating options with regard to its non-recourse mortgage on Mondrian in Scottsdale.
Fred Kleisner, CEO of Morgans Hotel Group said, “This series of loan extensions for Mondrian in South Beach, coupled with the recent extension of the Gale loan, demonstrates Morgans solid financial position and ability to obtain and extend credit in the lender community, even in this difficult environment. We look forward to continuing to execute on our strategy as we move into 2009.”

About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. Morgans and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans has other property transactions in various stages of completion, including projects in Miami Beach, Florida; Chicago, Illinois; SoHo, New York; Las Vegas, Nevada; Palm Springs, California; Boston, Massachusetts; and Dubai, UAE. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the completion of transactions and the integration of properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in Morgans Hotel Group Co.’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.